Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2023, with respect to the consolidated financial statements of Beijing Continent Pharmaceuticals Co., Ltd., incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Gyre Therapeutics, Inc. (formerly known as Catalyst Biosciences, Inc.) for the potential resale of up to 1,081,333 shares of its common stock.

/s/ Ernst & Young Hua Ming LLP
Beijing, The People’s Republic of China
November 9, 2023